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                                                         EXHIBIT  10.28
October 24, 1995
Via Telecopy


Ms. Melissa Whitten
Director, Gas Supply
Cascade Natural Gas Corporation
222 Fairview Avenue North
Seattle, Washington, U.S.A. 98109


Re: Winter Peaking Supply - 1995 through 1998
---------------------------------------------


Dear Madam:

As per our conversation, enclosed are the terms which Westcoast Gas Services (America) Inc. (Seller) would be prepared to offer to Cascade Natural Gas Corporation (Buyer) for three years of peaking volumes commencing December 1, 1995. Should Cascade require a one-year term only, Westcoast would be prepared to offer a similar package, based on the first year numbers quoted below.

THREE MONTH PEAKING SUPPLY - SAME DAY NOMINATIONS

TERM: Deliveries and sales of natural gas may commence December 1, 1995, and shall terminate February 28, 1998. The period in which deliveries may take place and demand charges will be calculated over will be December 1st through February 28th

VOLUME: The Daily Contracted Quantity (DCQ) over the term of the agreement shall be 10,000 MMBtu day. Volumes will be available up to 10 days each year during the heating season.

PRICE: The price to be paid by Buyer to Seller for gas sold and delivered at the Point of Delivery shall one of the following:

Dec 1995 - Feb 1996   Demand = $[*]MMBtu; Commodity = highpoint of Sumas daily
                      price from "Gas Daily" plus $[*]/MMBtu

Dec 1996 - Feb 1997   Demand = $[*]/MMBtu; Commodity = highpoint of Sumas daily
                      price from "Gas Daily" plus $[*]/MMBtu

Dec 1997 - Feb 1998   Demand = $/[*]MMBtu; Commodity = highpoint of Sumas daily
                      price from "Gas Daily" plus $[*]/MMBtu


[*]=CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION


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                                             Cascade Natural Gas
                                             October 24, 1995
                                             Page 2
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GAS NOMINATIONS: Buyer shall provide to Westcoast a nomination for any specific gas day by 0830 hours Pacific time the day of the gas day. This notice shall be sent via facsimile to Westcoast's Operations Department at
(403) 221-8643.

POINT OF DELIVERY: The Point of Delivery shall be the point at which the facilities of Northwest Pipeline interconnect with the facilities of Cascade Natural Gas at Cascade's citygate(s).

TRANSPORTATION: Seller will deliver all volumes under its firm transportation to the Points of Delivery. Buyer shall be responsible for all transportation arrangements downstream of the Points of Delivery.

SUBSTITUTE SUPPLIES: If for any reason on any day during the term of this Agreement, other than a day wholly or partially covered by Force Majeure, Seller fails or is unable to deliver to Buyer a volume of gas up to the MDQ which is nominated by Buyer, Buyer shall be entitled to acquire the deficient volumes from alternative sources of supply. Seller agrees to reimburse Buyer for any additional cost incurred by Buyer to secure the supply from an alternate source, provided the Buyer uses reasonable commercial efforts to mitigate any costs in securing the alternate supply which shall include utilizing Sellers transportation capacity in the event Buyer is able to do so.

PAYMENT TERMS: For all deliveries of natural gas payment must be made by wire transfer on or before the 25th of the month following deliveries.

It is hoped that the proposals contained herein meet with your approval. Please respond to not later than October 25, 1995. Following, this date, the contents of these proposals will be deemed to be expired.

Yours truly,

WESTCOAST GAS SERVICES (AMERICA) INC.



Fred M. Scott, P.Eng.
Manager, Market Development

FMS/